Exhibit 99.1

WHEELER CONSIDERS CALLING A SPECIAL MEETING OF STOCKHOLDERS

VIRGINIA BEACH, VA - November 16, 2023 - Wheeler Real Estate Investment Trust, Inc. (NASDAQ: WHLR) (the “Company”) announced today that it is considering calling a special meeting of stockholders to amend the Company’s charter to authorize the Board of Directors to effect additional reverse stock splits.

Forward-Looking Statements
This press release contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements are not historical and are typically identified by such words as “expect,” “intend,” “could,” and “will.” Forward-looking statements are based upon the Company’s present expectations but are not guarantees or assurances as to future developments or results. Factors that may cause actual developments or results to differ from those reflected in forward-looking statements include, without limitation, those included in the Company’s most recent Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Investors should not place undue reliance upon forward-looking statements. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes and new developments except as required by law or regulation.

Contact
Investor Relations (757) 627-9088
Email: investorrelations@whlr.us

ABOUT WHEELER REAL ESTATE INVESTMENT TRUST, INC.
Headquartered in Virginia Beach, Virginia, Wheeler Real Estate Investment Trust, Inc. is a fully integrated, self-managed commercial real estate investment trust (REIT) focused on owning and operating income-producing retail properties with a primary focus on grocery-anchored centers. For more information on the Company, please visit www.whlr.us.